Exhibit 99.10

Consent of KeyBanc Capital Markets Inc.

We hereby consent to (i) the inclusion of our opinion letter dated March 6, 2018 to the board of directors of Altra Industrial Motion Corp. as Exhibit 99.9 to Amendment No. 4 to Registration Statement No. 333-224754 of Stevens Holding Company, Inc. on Forms S-4 and S-1 and (ii) the references to such opinion and to our name in the prospectus included in such registration statement, under the subheadings “General Questions and Answers about this Prospectus, the Transactions and Related Steps,” “Altra’s Reasons for the Transactions,” and “Opinion of KeyBanc Capital Markets Inc.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Amendment No. 4 to Registration Statement No. 333-224754 within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

KEYBANC CAPITAL MARKETS INC.

/s/ KeyBanc Capital Markets Inc.

August 27, 2018